Exhibit 99.1

PRESS RELEASE

COMCAST REPORTS 3rd QUARTER 2015 RESULTS

Consolidated 3rd Quarter 2015 Highlights:

•                 Consolidated Revenue Increased 11.2%, Operating Cash Flow Increased 8.4%, and Operating Income Increased 6.9%

•                 Free Cash Flow Increased 6.8%

•                 Excluding Adjustments, Earnings Per Share Increased 9.6%; As Reported, EPS Decreased 19.2%

•                 Quarterly Dividends and Quarterly Share Repurchases Increased $1.5 Billion, or 110.8% to $2.8 Billion

Cable Communications 3rd Quarter 2015 Highlights:

•                 Cable Communications Revenue Increased 6.3% and Operating Cash Flow Increased 6.4%

•                 Customer Relationships Increased by 156,000, a 90% Improvement from the Third Quarter of 2014

•                 Total Revenue per Customer Relationship Increased 4.3%

•                 Video Customer Net Losses Declined to 48,000, a 41% Improvement from the Third Quarter of 2014, and the Best Third Quarter Result in 9 Years

•                 X1 Deployments Continue to Accelerate; Nearly 25% of All Video Customers Now Have X1

•                 High-Speed Internet Customers Increased by 320,000, the Best Third Quarter Result in 6 Years, and Revenue Grew 10.2%

•                 Business Services Revenue Increased 19.5%; Second Largest Contributor to Cable Revenue Growth for 18 of the Last 19 Quarters

NBCUniversal 3rd Quarter 2015 Highlights:

•                 NBCUniversal Revenue Increased 20.8% and Operating Cash Flow Increased 17.0%

•                 NBC Ranked #1 Among Adults 18-49 for the Fifth Summer in a Row; NBC Won the Opening Two Weeks of the 2015-2016 Broadcast Season for the Fourth Straight Year Among Adults 18-49

•                 Universal Pictures is First Studio Ever to Have Three Films Hit $1 Billion in Worldwide Box Office Receipts in the Same Year

•                 Filmed Entertainment Revenue Increased 64.0% and Operating Cash Flow More Than Doubled

•                 Record Attendance at Theme Parks Drove Revenue and Operating Cash Flow Growth of 14.1%

PHILADELPHIA – October 27, 2015… Comcast Corporation (NASDAQ: CMCSA, CMCSK) today reported results for the quarter ended September 30, 2015.

Brian L. Roberts, Chairman and Chief Executive Officer of Comcast Corporation, said, “I’m pleased to report that our businesses generated outstanding revenue and operating cash flow growth for the third quarter of 2015. At Cable Communications, overall customer relationships increased 156,000, a 90% improvement compared to last year, video subscriber results were the best for a third quarter in 9 years, high-speed Internet subscriber results were the best for a third quarter in 6 years, and churn across all product categories continues to improve. NBCUniversal also delivered terrific results, including another record-breaking box office quarter driven by Minions and Jurassic World, the highest summer attendance ever at our theme parks, and maintaining the #1 broadcast network ranking for the 5th summer in a row.  These outstanding results from our unique portfolio of complementary businesses underscore our confidence that we are well positioned to compete, continue our strong performance and drive shareholder value.”

Consolidated Financial Results

	3rd Quarter			Year to Date
($ in millions)	2014	2015	Growth	2014	2015	Growth

Revenue	$16,791	$18,669	11.2%	$51,043	$55,265	8.3%
Excluding Olympics and Super Bowl				$49,940	$54,889	9.9%
Operating Cash Flow[1]	$5,704	$6,184	8.4%	$17,046	$18,406	8.0%
Excluding Transaction-Related Costs	$5,781	$6,184	7.0%	$17,184	$18,584	8.2%
Operating Income	$3,745	$4,001	6.9%	$11,117	$11,996	7.9%
Earnings per Share[2]	$0.99	$0.80	(19.2%)	$2.46	$2.45	(0.4%)
Excluding Adjustments	$0.73	$0.80	9.6%	$2.17	$2.43	12.0%
Free Cash Flow[3]	$2,494	$2,663	6.8%	$6,473	$7,347	13.5%

For additional detail on segment revenue and expenses, customer metrics, capital expenditures, and free cash flow, please refer to the trending schedules on Comcast’s Investor Relations website at www.cmcsa.com or www.cmcsk.com.

Consolidated Revenue for the third quarter of 2015 increased 11.2% to $18.7 billion. Consolidated Operating Cash Flow increased 8.4% to $6.2 billion. Excluding $77 million of Time Warner Cable and Charter transaction-related costs in the third quarter of 2014, consolidated operating cash flow increased 7.0% (see Table 5). Consolidated Operating Income increased 6.9% to $4.0 billion.

For the nine months ended September 30, 2015, consolidated revenue increased 8.3% to $55.3 billion.  Consolidated operating cash flow increased 8.0% to $18.4 billion.  Excluding $178 million of transaction-related costs in the first nine months of 2015 and $138 million in the first nine months of 2014, consolidated operating cash flow increased 8.2% (see Table 5). Consolidated operating income increased 7.9% to $12.0 billion.

Earnings per Share (EPS) for the third quarter of 2015 was $0.80, a 19.2% decrease from the $0.99 reported in the third quarter of 2014, which included a $724 million, or $0.28, benefit due to favorable income tax adjustments. Excluding income tax adjustments and transaction-related costs in the third quarter of 2014, EPS increased 9.6% to $0.80 (see Table 4).

EPS for the nine months ended September 30, 2015 was $2.45, a 0.4% decrease from the $2.46 reported in the prior year.  Excluding adjustments in the first nine months of 2015 and 2014, EPS increased 12.0% to $2.43 (see Table 4).

Capital Expenditures increased 11.0% to $2.2 billion in the third quarter of 2015 compared to the third quarter of 2014.  Cable Communications’ capital expenditures increased 12.6% to $1.9 billion in the third quarter of 2015, primarily reflecting increased spending on customer premise equipment related to the deployment of the X1 platform and wireless gateways and our ongoing investment to expand business services. Cable capital expenditures represented 15.8% of Cable revenue in the third quarter of 2015 compared to 14.9% in last year’s third quarter.  NBCUniversal’s capital expenditures decreased 2.2% to $289 million in the third quarter of 2015.

For the nine months ended September 30, 2015, capital expenditures increased 12.8% to $5.9 billion compared to the prior year.  Cable Communications capital expenditures increased $690 million, or 16.1%, to $5.0 billion and represented 14.2% of Cable revenue compared to 13.0% in 2014.  NBCUniversal’s capital expenditures decreased $55 million, or 6.2%, to $829 million for the first nine months of 2015.

Free Cash Flow increased 6.8% to $2.7 billion in the third quarter of 2015 compared to $2.5 billion in the third quarter of 2014, reflecting growth in consolidated operating cash flow, partially offset by higher capital expenditures and cash taxes. Free cash flow for the nine months ended September 30, 2015 increased 13.5% to $7.3 billion compared to $6.5 billion in 2014.

	3rd Quarter			Year to Date
($ in millions)	2014	2015	Growth	2014	2015	Growth

Operating Cash Flow	$5,704	$6,184	8.4%	$17,046	$18,406	8.0%
Capital Expenditures	(1,950)	(2,165)	11.0%	(5,196)	(5,862)	12.8%
Cash Paid for Capitalized Software and Other Intangible Assets	(258)	(316)	22.5%	(735)	(916)	24.6%
Cash Interest Expense	(656)	(673)	2.6%	(1,820)	(1,914)	5.2%
Cash Taxes on Operating Items (Including Economic Stimulus Packages)	(1,020)	(1,116)	9.4%	(3,179)	(3,405)	7.1%
Changes in Operating Assets and Liabilities	412	412	0.0%	(493)	108	NM
Noncash Share-Based Compensation	120	136	13.3%	386	430	11.4%
Distributions to Noncontrolling Interests and Dividends for Redeemable Subsidiary Preferred Stock	(53)	(64)	20.8%	(170)	(178)	4.7%
Other	33	98	197.0%	151	177	17.2%
Free Cash Flow (Including Economic Stimulus Packages)	$2,332	$2,496	7.0%	$5,990	$6,846	14.3%
Economic Stimulus Packages	162	167	3.1%	483	501	3.7%
Free Cash Flow[3]	$2,494	$2,663	6.8%	$6,473	$7,347	13.5%

NM=comparison not meaningful.

Dividends and Share Repurchases. During the third quarter of 2015, Comcast paid dividends totaling $623 million and repurchased 37.1 million of its common shares for $2.2 billion.  In the first nine months of 2015, Comcast has repurchased 99.6 million of its common shares for $5.8 billion. Comcast continues to plan to repurchase a total of $6.75 billion of its common shares during 2015.

Cable Communications

	3rd Quarter			Year to Date
($ in millions)	2014	2015	Growth	2014	2015	Growth

Cable Communications Revenue
Video	$5,179	$5,348	3.3%	$15,596	$16,110	3.3%
High-Speed Internet	2,840	3,129	10.2%	8,409	9,274	10.3%
Voice	913	900	(1.4%)	2,755	2,709	(1.7%)
Business Services	1,011	1,208	19.5%	2,893	3,483	20.4%
Advertising	596	593	(0.2%)	1,690	1,679	(0.6%)
Other	502	562	11.8%	1,484	1,644	10.7%
Cable Communications Revenue	$11,041	$11,740	6.3%	$32,827	$34,899	6.3%

Cable Communications Operating Cash Flow	$4,464	$4,748	6.4%	$13,428	$14,220	5.9%
Operating Cash Flow Margin	40.4%	40.4%		40.9%	40.7%

Cable Communications Capital Expenditures	$1,644	$1,851	12.6%	$4,282	$4,972	16.1%
Percent of Cable Communications Revenue	14.9%	15.8%		13.0%	14.2%

Revenue for Cable Communications increased 6.3% to $11.7 billion in the third quarter of 2015 compared to $11.0 billion in the third quarter of 2014, driven by increases of 10.2% in high-speed Internet, 19.5% in business services and 3.3% in video. The increase in Cable revenue reflects increased customer relationships (see below), customers receiving higher levels of service and customers taking additional services, as well as rate adjustments.

For the nine months ended September 30, 2015, Cable revenue increased 6.3% to $34.9 billion compared to $32.8 billion in 2014.

Customer Relationships increased by 156,000 to 27.4 million in the third quarter of 2015, a 74,000 or 90.2% improvement compared to the third quarter of 2014, primarily driven by increases in double product relationships.  Video net losses improved 40.6% year-over-year to 48,000 and were the best result for a third quarter in nine years. High-speed Internet customer net additions of 320,000 improved versus last year and were the strongest for a third quarter in six years, while voice customers grew by 17,000.

	Customers		Net Additions
(in thousands)	3Q14	3Q15	3Q14	3Q15

Video Customers	22,376	22,258	(81)	(48)
High-Speed Internet Customers	21,586	22,868	315	320
Voice Customers	11,070	11,336	68	17

Single Product Customers	8,444	8,367	(66)	24
Double Product Customers	8,650	9,066	76	130
Triple Product Customers	9,763	9,988	72	1
Customer Relationships	26,857	27,421	82	156

The improvement in video customer net losses in the third quarter of 2015 includes an 11,000 increase in net additions, compared to the third quarter of 2014, related to schools participating in our Xfinity On Campus service.

Operating Cash Flow for Cable Communications increased 6.4% to $4.7 billion in the third quarter of 2015 compared to $4.5 billion in the third quarter of 2014, reflecting higher revenue, partially offset by a 6.3% increase in operating expenses primarily related to higher video programming costs, as well as an increase in technical and product support expenses driven by an acceleration in the deployment of X1 and investments to improve the customer experience. This quarter’s operating cash flow margin was 40.4%, consistent with the prior year period.

For the nine months ended September 30, 2015, Cable operating cash flow increased 5.9% to $14.2 billion compared to $13.4 billion in 2014.  Year-to-date operating cash flow margin was 40.7% compared to 40.9% in 2014.

NBCUniversal

	3rd Quarter			Year to Date
($ in millions)	2014	2015	Growth	2014	2015	Growth	Excluding Olympics & Super Bowl

NBCUniversal Revenue
Cable Networks	$2,255	$2,412	7.0%	$7,236	$7,221	(0.2%)	3.5%
Broadcast Television	1,770	1,971	11.3%	6,207	6,032	(2.8%)	5.5%
Filmed Entertainment	1,186	1,946	64.0%	3,713	5,658	52.4%
Theme Parks	786	896	14.1%	1,888	2,320	22.9%
Headquarters, Other and Eliminations	(76)	(74)	NM	(231)	(246)	NM
NBCUniversal Revenue	$5,921	$7,151	20.8%	$18,813	$20,985	11.5%	16.4%

NBCUniversal Operating Cash Flow
Cable Networks	$868	$835	(3.9%)	$2,677	$2,605	(2.7%)
Broadcast Television	142	150	6.1%	504	563	11.8%
Filmed Entertainment	151	376	149.5%	634	1,091	72.2%
Theme Parks	402	458	14.1%	816	1,075	31.8%
Headquarters, Other and Eliminations	(147)	(162)	NM	(470)	(471)	NM
NBCUniversal Operating Cash Flow	$1,416	$1,657	17.0%	$4,161	$4,863	16.9%

Revenue for NBCUniversal increased 20.8% to $7.2 billion in the third quarter of 2015 compared to $5.9 billion in the third quarter of 2014. Operating Cash Flow increased 17.0% to $1.7 billion compared to $1.4 billion in the third quarter of 2014, driven by strong results at Filmed Entertainment and Theme Parks.

For the nine months ended September 30, 2015, NBCUniversal revenue increased 11.5% to $21.0 billion compared to $18.8 billion in 2014. Excluding $376 million of revenue generated by the broadcast of the NFL’s Super Bowl in the first quarter of 2015 and $1.1 billion of revenue generated by the Sochi Olympics in the first quarter of 2014, revenue increased 16.4% (see Table 5).  Operating cash flow increased 16.9% to $4.9 billion compared to $4.2 billion in the first nine months of 2014.

Cable Networks

For the third quarter of 2015, revenue from the Cable Networks segment increased 7.0% to $2.4 billion compared to $2.3 billion in the third quarter of 2014, driven by an 8.6% increase in distribution revenue and a 2.0% increase in advertising revenue, partially reflecting the introduction of NASCAR on our sports network, NBCSN, as well as a 17.6% increase in content licensing and other revenue. Operating cash flow decreased 3.9% to $835 million compared to $868 million in the third quarter of 2014, reflecting higher revenue, more than offset by increased sports programming costs, driven by the impact of NASCAR.

For the nine months ended September 30, 2015, revenue from the Cable Networks segment decreased 0.2% to $7.2 billion. Excluding $257 million of revenue generated by the Sochi Olympics in the first quarter of 2014, revenue increased 3.5% (see Table 5).  Operating cash flow decreased 2.7% to $2.6 billion in the first nine months of 2015 compared to $2.7 billion in 2014.

Broadcast Television

For the third quarter of 2015, revenue from the Broadcast Television segment increased 11.3% to $2.0 billion compared to $1.8 billion in the third quarter of 2014, reflecting a 33.5% increase in content licensing revenue, higher retransmission consent fees, and a 2.8% increase in advertising revenue. Operating cash flow increased 6.1% to $150 million compared to $142 million in the third quarter of 2014, reflecting higher revenue, partially offset by an increase in programming and production costs associated with the timing of content provided under our licensing agreements and studio production costs.

For the nine months ended September 30, 2015, revenue from the Broadcast Television segment decreased 2.8% to $6.0 billion compared to $6.2 billion in 2014.  Excluding $376 million of revenue generated by the NFL’s Super Bowl in the first quarter of 2015, as well as $846 million of revenue generated by the Sochi Olympics in the first quarter of 2014, revenue increased 5.5% (see Table 5).  Operating cash flow increased 11.8% to $563 million compared to $504 million in the first nine months of 2014.

Filmed Entertainment

For the third quarter of 2015, revenue from the Filmed Entertainment segment increased 64.0% to $1.9 billion compared to $1.2 billion in the third quarter of 2014, driven by higher theatrical revenue from the record performances of Minions and Jurassic World, continuing on the earlier success of Furious 7. Operating cash flow increased $225 million to $376 million compared to $151 million in the third quarter of 2014, reflecting higher revenue, partially offset by an increase in the amortization of film costs and higher advertising, marketing and promotion expense due to a larger film slate.

For the nine months ended September 30, 2015, revenue from the Filmed Entertainment segment increased 52.4% to $5.7 billion compared to $3.7 billion in 2014.  Operating cash flow increased 72.2% to $1.1 billion compared to $634 million in the first nine months of 2014.

Theme Parks

For the third quarter of 2015, revenue from the Theme Parks segment increased 14.1% to $896 million compared to $786 million in the third quarter of 2014, reflecting higher guest attendance and per capita spending, driven by the continued success of Orlando’s The Wizarding World of Harry Potter™ – Diagon Alley™, as well as Fast and Furious: Supercharged at the Hollywood park. Third quarter operating cash flow increased 14.1% to $458 million compared to $402 million in the same period last year, reflecting higher revenue, partially offset by an increase in operating costs to support new attractions and $18 million of transaction-related costs associated with the development of a theme park in China.

For the nine months ended September 30, 2015, revenue from the Theme Parks segment increased 22.9% to $2.3 billion compared to $1.9 billion in 2014.  Operating cash flow increased 31.8% to $1.1 billion compared to $816 million in the first nine months of 2014.

Headquarters, Other and Eliminations

NBCUniversal Headquarters, Other and Eliminations include overhead and eliminations among the NBCUniversal businesses. For the quarter ended September 30, 2015, NBCUniversal Headquarters, Other and Eliminations operating cash flow loss was $162 million compared to a loss of $147 million in the third quarter of 2014.

For the nine months ended September 30, 2015, NBCUniversal Headquarters, Other and Eliminations operating cash flow loss was $471 million compared to a loss of $470 million in 2014.

Corporate, Other and Eliminations

Corporate, Other and Eliminations primarily include corporate operations, Comcast-Spectacor and eliminations among Comcast’s businesses. For the quarter ended September 30, 2015, Corporate, Other and Eliminations revenue was ($222) million compared to ($171) million in 2014. The operating cash flow loss was $221 million, including $56 million of expenses related to a contract settlement, compared to a loss of $176 million in the third quarter of 2014, which included $77 million of transaction-related costs.

For the nine months ended September 30, 2015, Corporate, Other and Eliminations revenue was ($619) million compared to ($597) million in 2014.  The operating cash flow loss was $677 million, including $178 million of transaction-related costs, compared to a loss of $543 million in the first nine months of 2014, which included $138 million of transaction-related costs.

Notes:

1     We define Operating Cash Flow as operating income (loss) before depreciation and amortization, excluding impairment charges related to fixed and intangible assets and gains or losses on the sale of assets, if any.

2     Earnings per share amounts are presented on a diluted basis.

3     We define Free Cash Flow as Net Cash Provided by Operating Activities (as stated in our Consolidated Statement of Cash Flows) reduced by capital expenditures, cash paid for intangible assets, principal payments on capital leases and cash distributions to noncontrolling interests; and adjusted for any payments and receipts related to certain nonoperating items, net of estimated tax benefits.  The definition of Free Cash Flow excludes any impact from Economic Stimulus packages.  These amounts have been excluded from Free Cash Flow to provide an appropriate comparison.

All percentages are calculated on whole numbers. Minor differences may exist due to rounding.

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Conference Call and Other Information

Comcast Corporation will host a conference call with the financial community today, October 27, 2015 at 8:30 a.m. Eastern Time (ET). The conference call and related materials will be broadcast live and posted on its Investor Relations website at www.cmcsa.com or www.cmcsk.com. Those parties interested in participating via telephone should dial (800) 263-8495 with the conference ID number 39613302.  A replay of the call will be available starting at 11:30 a.m. ET on October 27, 2015, on the Investor Relations website or by telephone. To access the telephone replay, which will be available until Tuesday, November 3, 2015 at midnight ET, please dial (855) 859-2056 and enter the conference ID number 39613302.

From time to time, we post information that may be of interest to investors on our website at www.cmcsa.com or www.cmcsk.com and on our corporate blog, www.corporate.comcast.com/comcast-voices. To automatically receive Comcast financial news by email, please visit www.cmcsa.com or www.cmcsk.com and subscribe to email alerts.

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Investor Contacts: Jason Armstrong Jane Kearns	(215) 286-7972 (215) 286-4794	Press Contacts: D’Arcy Rudnay John Demming	(215) 286-8582 (215) 286-8011

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Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements. Readers are cautioned that such forward-looking statements involve risks and uncertainties that could cause actual events or our actual results to differ materially from those expressed in any such forward-looking statements.  Readers are directed to Comcast’s periodic and other reports filed with the Securities and Exchange Commission (SEC) for a description of such risks and uncertainties. We undertake no obligation to update any forward-looking statements.

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Non-GAAP Financial Measures

In this discussion, we sometimes refer to financial measures that are not presented according to generally accepted accounting principles in the U.S. (GAAP).  Certain of these measures are considered “non-GAAP financial measures” under the SEC regulations; those rules require the supplemental explanations and reconciliations that are in Comcast’s Form 8-K (Quarterly Earnings Release) furnished to the SEC.

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About Comcast Corporation

Comcast Corporation (Nasdaq: CMCSA, CMCSK) is a global media and technology company with two primary businesses, Comcast Cable and NBCUniversal. Comcast Cable is one of the nation’s largest video, high-speed Internet and phone providers to residential customers under the XFINITY brand and also provides these services to businesses. NBCUniversal operates news, entertainment and sports cable networks, the NBC and Telemundo broadcast networks, television production operations, television station groups, Universal Pictures and Universal Parks and Resorts. Visit www.comcastcorporation.com for more information.

TABLE 1 Condensed Consolidated Statement of Income (Unaudited)

	Three Months Ended		Nine Months Ended
(in millions, except per share data)	September 30,		September 30,
	2014	2015	2014	2015
Revenue	$16,791	$18,669	$51,043	$55,265

Programming and production	4,772	5,582	15,554	16,714
Other operating and administrative	5,017	5,394	14,688	15,753
Advertising, marketing and promotion	1,298	1,509	3,755	4,392
	11,087	12,485	33,997	36,859

Operating cash flow	5,704	6,184	17,046	18,406

Depreciation expense	1,539	1,697	4,707	5,005
Amortization expense	420	486	1,222	1,405
	1,959	2,183	5,929	6,410
Operating income	3,745	4,001	11,117	11,996

Other income (expense)
Interest expense	(663)	(659)	(1,953)	(2,028)
Investment income (loss), net	21	(26)	254	24
Equity in net income (losses) of investees, net	33	1	87	(202)
Other income (expense), net	(96)	(53)	(150)	364
	(705)	(737)	(1,762)	(1,842)

Income before income taxes	3,040	3,264	9,355	10,154

Income tax expense	(407)	(1,223)	(2,759)	(3,797)

Net income	2,633	2,041	6,596	6,357

Net (income) loss attributable to noncontrolling interests and redeemable subsidiary preferred stock	(41)	(45)	(141)	(165)

Net income attributable to Comcast Corporation	$2,592	$1,996	$6,455	$6,192

Diluted earnings per common share attributable to Comcast Corporation shareholders	$0.99	$0.80	$2.46	$2.45

Dividends declared per common share attributable to Comcast Corporation shareholders	$0.225	$0.25	$0.675	$0.75

Diluted weighted-average number of common shares	2,616	2,502	2,629	2,530

TABLE 2 Condensed Consolidated Balance Sheet (Unaudited)

(in millions)	December 31,	September 30,
	2014	2015
ASSETS

Current Assets
Cash and cash equivalents	$3,910	$1,893
Investments	602	137
Receivables, net	6,321	6,527
Programming rights	839	1,130
Other current assets	1,859	1,814
Total current assets	13,531	11,501

Film and television costs	5,727	5,712

Investments	3,135	3,323

Property and equipment, net	30,953	32,170

Franchise rights	59,364	59,364

Goodwill	27,316	27,492

Other intangible assets, net	16,980	16,896

Other noncurrent assets, net	2,333	2,500

	$159,339	$158,958

LIABILITIES AND EQUITY

Current Liabilities
Accounts payable and accrued expenses related to trade creditors	$5,638	$5,996
Accrued participations and residuals	1,347	1,491
Deferred revenue	915	1,265
Accrued expenses and other current liabilities	5,293	5,455
Current portion of long-term debt	4,217	3,152
Total current liabilities	17,410	17,359

Long-term debt, less current portion	44,017	44,605

Deferred income taxes	32,959	33,131

Other noncurrent liabilities	10,819	10,694

Redeemable noncontrolling interests and redeemable subsidiary preferred stock	1,066	1,204

Equity
Comcast Corporation shareholders’ equity	52,711	51,716
Noncontrolling interests	357	249
Total equity	53,068	51,965

	$159,339	$158,958

TABLE 3 Consolidated Statement of Cash Flows (Unaudited)

(in millions)	Nine Months Ended
	September 30,
	2014	2015

OPERATING ACTIVITIES
Net income	$6,596	$6,357
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,929	6,410
Share-based compensation	386	430
Noncash interest expense (income), net	132	147
Equity in net (income) losses of investees, net	(87)	202
Cash received from investees	71	139
Net (gain) loss on investment activity and other	(24)	(344)
Deferred income taxes	358	67
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Current and noncurrent receivables, net	89	(322)
Film and television costs, net	(471)	(65)
Accounts payable and accrued expenses related to trade creditors	119	169
Other operating assets and liabilities	(796)	623

Net cash provided by operating activities	12,302	13,813

INVESTING ACTIVITIES
Capital expenditures	(5,196)	(5,862)
Cash paid for intangible assets	(735)	(916)
Acquisitions and construction of real estate properties	(28)	(116)
Acquisitions, net of cash acquired	(477)	(286)
Proceeds from sales of businesses and investments	622	420
Purchases of investments	(145)	(712)
Other	(121)	268

Net cash provided by (used in) investing activities	(6,080)	(7,204)

FINANCING ACTIVITIES
Proceeds from (repayments of) short-term borrowings, net	(437)	(220)
Proceeds from borrowings	4,182	3,996
Repurchases and repayments of debt	(3,172)	(4,353)
Repurchases and retirements of common stock	(2,250)	(5,770)
Dividends paid	(1,676)	(1,823)
Issuances of common stock	33	35
Distributions to noncontrolling interests and dividends for redeemable subsidiary preferred stock	(170)	(178)
Other	97	(313)

Net cash provided by (used in) financing activities	(3,393)	(8,626)

Increase (decrease) in cash and cash equivalents	2,829	(2,017)

Cash and cash equivalents, beginning of period	1,718	3,910

Cash and cash equivalents, end of period	$4,547	$1,893

TABLE 4 Supplemental Information Alternate Presentation of Net Cash Provided by Operating Activities and Free Cash Flow (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in millions)	2014	2015	2014	2015
Operating income	$3,745	$4,001	$11,117	$11,996
Depreciation and amortization	1,959	2,183	5,929	6,410
Operating income before depreciation and amortization	5,704	6,184	17,046	18,406
Noncash share-based compensation expense	120	136	386	430
Changes in operating assets and liabilities	562	412	(343)	108
Cash basis operating income	6,386	6,732	17,089	18,944
Payments of interest	(656)	(673)	(1,820)	(1,914)
Payments of income taxes	(974)	(1,146)	(2,878)	(3,145)
Excess tax benefits under share-based compensation	(34)	(35)	(240)	(255)
Other	33	101	151	183
Net Cash Provided by Operating Activities	$4,755	$4,979	$12,302	$13,813
Capital expenditures	(1,950)	(2,165)	(5,196)	(5,862)
Cash paid for capitalized software and other intangible assets	(258)	(316)	(735)	(916)
Principal payments on capital leases	-	(3)	-	(6)
Distributions to noncontrolling interests and dividends for redeemable subsidiary preferred stock	(53)	(64)	(170)	(178)
Nonoperating items(1)	-	232	272	496
Total Free Cash Flow	$2,494	$2,663	$6,473	$7,347

Reconciliation of EPS Excluding Gains on Sales, Acquisition-Related Items, Losses on Early Debt Redemption and Investment, and Favorable Income Tax Adjustments (Unaudited)

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2014		2015		2014		2015
(in millions, except per share data)
	$	EPS (2)	$	EPS (2)	$	EPS (2)	$	EPS (2)

Net income attributable to Comcast Corporation	$2,592	$0.99	$1,996	$0.80	$6,455	$2.46	$6,192	$2.45
Growth %			(23.0%)	(19.2%)			(4.1% )	(0.4%)

Gains on sales of businesses and investments(3)	-	-	-	-	(97)	(0.04)	(202)	(0.08)
Gain on settlement of contingent consideration liability(4)	-	-	-	-	-	-	(150)	(0.06)
Loss on early redemption of debt(5)	-	-	-	-	-	-	29	0.01
Costs related to Time Warner Cable and Charter transactions(6)	49	0.02	-	-	87	0.04	123	0.05
Loss on investment(7)	-	-	-	-	-	-	158	0.06
Favorable income tax adjustments(8)	(724)	(0.28)	-	-	(724)	(0.28)	-	-
Favorable resolution of a contingency of an acquired company (9)	-	-	-	-	(27)	(0.01)	-	-
Net income attributable to Comcast Corporation
(excluding gains on sales, acquisition-related items, losses on early debt redemption and investment, and favorable income tax adjustments)	$1,917	$0.73	$1,996	$0.80	$5,694	$2.17	$6,150	$2.43
Growth %			4.1%	9.6%			8.0%	12.0%

(1)    Nonoperating items include adjustments for cash taxes paid related to certain investing and financing transactions, to reflect cash taxes paid in the year of the related taxable income and to exclude the impacts of Economic Stimulus packages. Net cash provided by operating activities for 2014 includes a $150 million increase in July 2014 resulting from a change in our credit card payment processes that resulted in the acceleration of the recognition of cash receipts in Cable Communications. For free cash flow purposes, we consider the acceleration to be nonrecurring in nature and therefore, we excluded this amount from free cash flow as a nonoperating item.

(2)    Based on diluted weighted-average number of common shares for the respective periods as presented in Table 1.

(3)    2015 year to date net income attributable to Comcast Corporation includes $335 million of other income, $202 million net of tax and noncontrolling interests, resulting from sales of an investment and a business. 2014 year to date net income attributable to Comcast Corporation includes $154 million of investment income, $97 million net of tax, resulting from sales of investments.

(4)    2015 year to date net income attributable to Comcast Corporation includes $240 million of other income, $150 million net of tax, resulting from the settlement of a contingent consideration liability with General Electric Company related to the acquisition of NBCUniversal.

(5)    2015 year to date net income attributable to Comcast Corporation includes $47 million of interest expense, $29 million net of tax, resulting from the early redemption of debt.

(6)    3rd quarter 2014 net income attributable to Comcast Corporation includes $77 million of operating costs and expenses, $49 million net of tax, related to the Time Warner Cable and Charter transactions. 2015 year to date net income attributable to Comcast Corporation includes $198 million of expense ($178 million of operating costs and expenses and $20 million of depreciation and amortization expense), $123 million net of tax, related to the Time Warner Cable and Charter transactions. 2014 year to date net income attributable to Comcast Corporation includes $138 million of operating costs and expenses, $87 million net of tax, related to the Time Warner Cable and Charter transactions.

(7)    2015 year to date net income attributable to Comcast Corporation includes $252 million of equity in net losses of investees, $158 million net of tax, resulting from our proportionate share of an impairment loss recorded at The Weather Channel.

(8)    3rd quarter 2014 net income attributable to Comcast Corporation includes $724 million of favorable income tax adjustments resulting from adjustments of uncertain tax positions. This amount excludes the benefits of uncertain tax positions for which we have been indemnified.

(9)    2014 year to date net income attributable to Comcast Corporation includes $27 million of other income, resulting from the favorable resolution of a contingency related to the AT&T Broadband transaction.

Note: Minor differences may exist due to rounding.

TABLE 5 Reconciliation of Consolidated Revenue Excluding 2015 Super Bowl and 2014 Olympics and Operating Cash Flow Excluding Costs Related to Time Warner Cable and Charter Transactions (Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,

(in millions)	2014	2015	Growth %	2014	2015	Growth %

Revenue	$16,791	$18,669	11.2%	$51,043	$55,265	8.3%

2015 Super Bowl	-	-		-	(376)
2014 Olympics	-	-		(1,103)	-

Revenue excluding 2015 Super Bowl and 2014 Olympics	$16,791	$18,669	11.2%	$49,940	$54,889	9.9%

	2014	2015	Growth %	2014	2015	Growth %

Operating Cash Flow	$5,704	$6,184	8.4%	$17,046	$18,406	8.0%

Costs related to Time Warner Cable and Charter transactions	77	-		138	178

Operating Cash Flow excluding costs related to Time Warner Cable and Charter transactions	$5,781	$6,184	7.0%	$17,184	$18,584	8.2%

Reconciliation of Consolidated NBCUniversal Revenue Excluding 2015 Super Bowl and 2014 Olympics (Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,

(in millions)	2014	2015	Growth %	2014	2015	Growth %

Revenue	$5,921	$7,151	20.8%	$18,813	$20,985	11.5%

2015 Super Bowl	-	-		-	(376)
2014 Olympics	-	-		(1,103)	-

Revenue excluding 2015 Super Bowl and 2014 Olympics	$5,921	$7,151	20.8%	$17,710	$20,609	16.4%

Reconciliation of Cable Networks Revenue Excluding 2014 Olympics (Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,

(in millions)	2014	2015	Growth %	2014	2015	Growth %

Revenue	$2,255	$2,412	7.0%	$7,236	$7,221	(0.2%)

2014 Olympics	-	-		(257)	-

Revenue excluding 2014 Olympics	$2,255	$2,412	7.0%	$6,979	$7,221	3.5%

Reconciliation of Broadcast Television Revenue Excluding 2015 Super Bowl and 2014 Olympics (Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,

(in millions)	2014	2015	Growth %	2014	2015	Growth %

Revenue	$1,770	$1,971	11.3%	$6,207	$6,032	(2.8%)

2015 Super Bowl	-	-		-	(376)
2014 Olympics	-	-		(846)	-

Revenue excluding 2015 Super Bowl and 2014 Olympics	$1,770	$1,971	11.3%	$5,361	$5,656	5.5%

Note: Minor differences may exist due to rounding.